Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian M. Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LIPPERT COMPONENTS COMPLETES ACQUISITION OF CURT GROUP

Elkhart, Indiana - December 19, 2019 - LCI Industries (NYSE: LCII) today announced that its wholly-owned subsidiary, Lippert Components, Inc. (“LCI”), a supplier of a broad array of highly engineered components for the leading original equipment manufacturers (“OEMs”) in the recreation and transportation product markets, and the related aftermarkets of those industries, has completed the previously announced acquisition of CURT Group ("CURT") for approximately $340 million.

CURT, headquartered in Eau Claire, Wisconsin, is a leading manufacturer and distributor of branded towing products and truck accessories for the aftermarket. CURT maintains a robust product portfolio comprised of thousands of SKUs across various product lines, including hitches, towing electricals, ball mounts, and cargo management. CURT brands include CURT, Aries, Luverne, Retrac, and UWS.

LCI funded the purchase price through a combination of available cash, borrowings under its revolving credit facility, and an incremental term loan of $300 million under its amended credit agreement.

About LCI Industries

From over 85 manufacturing and distribution facilities located throughout North America and Europe, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; branded towing products; truck accessories, electronic components; appliances; televisions, sound systems, navigation systems, and backup cameras; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

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